EXHIBIT 99.1

Hutchinson Technology Announces Manufacturing Consolidation & Restructuring Plan

Actions Expected to Lower Annual Costs by $45 Million to $60 Million

HUTCHINSON, Minn., March 8, 2011 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (Nasdaq:HTCH) today announced a manufacturing consolidation and restructuring plan intended to help the company achieve its goal of being the lowest cost manufacturer of suspension assemblies. Under the plan, the company will consolidate its Hutchinson, Minnesota components operations into its operations in Eau Claire, Wisconsin.  The company's site in Hutchinson will continue to serve as its corporate headquarters and its center for research and development and other specialized operations. The company also is taking additional actions to resize the company, reduce costs and improve cash flow while keeping intact capabilities core to its competitive position and future growth.  The consolidation and restructuring effort includes a 30-40% reduction of its current U.S. workforce, which totaled approximately 2,275 at the end of February. These actions are expected to take place over the next 12 months and to lower the company's costs by $45 million to $60 million on an annualized basis.

"The decision to consolidate our operations and reduce our workforce was a difficult one, and we understand the impact it will have on our employees, their families and the communities we live and work in," said Wayne M. Fortun, Hutchinson Technology's president and chief executive officer. "The consolidation of our Hutchinson components operations into Eau Claire is by no means a reflection on the employees or performance of the Hutchinson operation. This is a strong team of employees who have a variety of skills in manufacturing, technical and support functions.  Their experience in producing quality products would be an asset to any employer, and we will work with the Minnesota Department of Employment and Economic Development in providing job search and other assistance to our employees during this difficult time."

Fortun said that improvements in TSA+ yield and output and being ahead of plan with the ramp of its assembly operation in Thailand have provided an opportunity to further lower the company's operating costs. "With a faster than expected transition from our legacy TSA component manufacturing process to our more automated TSA+ process, we need fewer employees to meet customers' volume requirements," said Fortun. "Additionally, progress at our Thailand assembly operation is enabling us to accelerate the transition of assembly manufacturing to that location. The continued transition of TSA to TSA+ and the continued ramp of our Thailand operation, combined with the savings from our consolidation and restructuring, will improve the utilization of our high-volume manufacturing locations and support infrastructure and help us return to positive cash flow and profitability sooner."

The company estimates that its financial results over the next 12 months will include $8 million to $10 million of severance and other costs and $5 million to $10 million of asset impairment charges and accelerated depreciation related to the consolidation of operations.

Fiscal 2011 Second Quarter Update

Due to recent reductions in its customers' production plans, the company said that it now expects its fiscal 2011 second quarter suspension assembly shipments to decline as much as 5% from the fiscal 2011 first quarter. The company has accordingly reduced its production plan, resulting in lower capacity utilization. The combination of these factors is expected to result in a negative gross margin in the company's fiscal 2011 second quarter and a larger operating loss compared to the preceding quarter.

After the first eight weeks of the fiscal 2011 second quarter, the company's cash and investments balance was $66.3 million compared with $101.2 million at the end of the fiscal 2011 first quarter. This decrease includes $31.2 million of cash used to complete the company's previously announced tender/exchange offer.

About Hutchinson Technology

Hutchinson Technology is a global technology manufacturer committed to creating value by developing solutions to critical customer problems. The company's Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives. The company's BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding the company's consolidation and restructuring plans, cost reductions, severance costs, asset impairments, demand and shipments for suspension assemblies, capacity utilization and the company's financial results. These statements involve risks and uncertainties. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, the company's ability to produce suspension assemblies at levels of precision, quality, variety, volume and cost that its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company's ability to ramp its assembly operation in Thailand, changes in the company's ability to consolidate operations and reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

CONTACT: INVESTOR CONTACT:
         Charles Ives
         Hutchinson Technology Inc.
         320-587-1605

         MEDIA CONTACT:
         Connie Pautz
         Hutchinson Technology Inc.
         320-587-1823